Exhibit 99.1

[Western Iowa Energy, LLC Letterhead]

Financial News:

There seems to be some misinformation being tossed about concerning the financial stability of Western Iowa Energy, LLC. We have had calls asking about reports that WIE has filed for a Chapter 11 bankruptcy, and also rumors that WIE would be asking the membership unit holders to make additional investments in order to keep WIE solvent.

We want to make sure that the members realize that these are false rumors. WIE is in reasonably stable financial health at this time. If you have been tracking our SEC reporting on our website at westerniowaenergy.com you probably already know this. We encourage all of our members to keep abreast of our events by watching the postings on this website.

Recently as reported, we have had conversations with our lender, Farm Credit Services, through its administrative agent, CoBank. Due to the climate in the biodiesel industry as a whole and due to WIE’s recent “warm idling” of our plant, CoBank felt it was necessary to review our existing loan agreements. Typically this is done annually around June 1st anyway. CoBank has been and remains a supportive partner to WIE and we believe they intend to remain so in the future.

That being said, we have agreed with Farm Credit and CoBank to restructure our revolving loan by reducing the maximum amount available from $8,000,000 to $6,000,000 through July 31, 2010. Our term loan with Farm Credit has not changed. We believe this reduction in the amount available under the revolving loan will still give WIE adequate working capital to ramp up production if and when the federal blender’s credit is reinstated in Washington D.C. Currently we have borrowed only $1,325,000 against our revolving loan.

Also we would like to be sure that everyone is aware that WIE is currently in compliance with all of our loan covenants and current with all required payments on our term loan. We anticipate remaining that way throughout the year 2010.

If you have any questions concerning our financial position please feel free to give me a call or email me at (712)664-2173 or jneppl@westerniowaenergy.com.

Joe Neppl, CFO

Note: The 866 toll free number listed above is no longer in service.

This letter contains forward-looking statements that involve known and unknown risks and relate to future events and the Company’s expected future operations and actions.  These forward-looking statements are only the Company’s predictions based upon current information and involve numerous assumptions, risks and uncertainties.  The Company’s actual actions may differ materially from these forward-looking statements for many reasons, including the reasons described in the Company’s filings with the Securities and Exchange Commission.   The Company cautions against putting undue reliance on any forward-looking statements, which speak only as of the date of this report.  The Company qualifies all of its forward-looking statements by these cautionary statements.